SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 8-K



                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


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       Date of Report (Date of earliest event reported): December 21, 2000








                        CNL HOSPITALITY PROPERTIES, INC.
               (Exact Name of Registrant as Specified in Charter)



           Florida                      0-24097                59-3396369
 (State or other jurisdiction   (Commission File Number)       (IRS Employer
      of incorporation)                                    Identification No.)


          450 South Orange Avenue                      32801
             Orlando, Florida                       (Zip Code)
 (Address of principal executive offices)



       Registrant's telephone number, including area code: (407) 650-1000


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Item 2.       Acquisition or Disposition of Assets.

         Desert Ridge Marriott Resort & Spa located in Phoenix, Arizona. On December 21, 2000, the Company, through subsidiaries, acquired a 44% interest in Desert Ridge Resort Partners, LLC, a joint venture (the "Joint Venture") with an affiliate of Marriott International, Inc. and a partnership in which an Affiliate of the Advisor is the general partner. The Joint Venture invested in Desert Ridge Resort, LLC, a single purpose limited liability company (the "Resort Owner") that owns the proposed Desert Ridge Resort & Spa in Phoenix, Arizona. (the "Desert Ridge Property"). The Company made an initial capital contribution of $8.8 million of its anticipated $25 million investment in the Joint Venture. The total cost of the Property (including acquisition of land, development and construction) is estimated to be approximately $298 million. On December 14, 2000, the Resort Owner obtained permanent financing from a third party lender for $179 million of this amount, secured by a mortgage on the Desert Ridge Property. The notes will have a term of seven years with interest expense payable quarterly in arrears commencing on March 2, 2001. Interest with respect to $109 million of the notes will be payable at a rate of 9.49% per annum, while interest with respect to $70 million of the notes will be payable at a floating rate equal to 185 basis points above three-month LIBOR. All unpaid interest and principal will be due at maturity. In connection with the issuance of the notes, the Resort Owner incurred fees of $5,370,000. In addition, Marriott International, Inc. or an affiliate thereof will provide financing for an additional 19% of the costs to the Desert Ridge Joint Venture, secured by pledges of the co-venturers' equity contributions to the Desert Ridge Joint Venture.

         In connection with the development of the Desert Ridge Property, the Company anticipates that the Desert Ridge Joint Venture will pay Development Fees, which have been approved by the Board of Directors, to a wholly owned subsidiary of the Advisor that will act, along with an affiliate of Marriott International, Inc., as co-developer of the Property. The Development Fees to the Affiliate of the Advisor are anticipated to equal approximately 1.8% of the total project costs for the purchase and development of the Property, and will be borne by the co-venturers in proportion to their ownership interest in the Desert Ridge Joint Venture. The Property will be leased to a subsidiary of the Desert Ridge Joint Venture (which will also be an indirect subsidiary of the Company and will make an election after January 1, 2001 to be treated as a taxable REIT subsidiary under the Code) and will be managed by Marriott International, Inc.

         The Desert Ridge Property will be constructed on a 400 acre site as part of a 5,700 acre master-planned development in the north Phoenix/Scottsdale, Arizona area. The Property will be operated as a Marriott Resort & Spa and is expected to include 950 guest rooms (including 85 suites), approximately 77,000 square feet of meeting and banquet facilities, a full service health spa, eating and beverage facilities that seat 947 people, two 18-hole golf courses and 8 tennis courts. The Desert Ridge Property is currently anticipated to open to the public in January 2003.

         Courtyard by Marriott located in Weston, Florida. On December 22, 2000, CNL Hotel C-Orlando Ltd., a Florida limited partnership that is an indirect, wholly owned subsidiary of the Company, acquired a parcel of land located in Weston, Florida and entered into a development services agreement to construct a Courtyard by Marriott on the Property (the "Courtyard Weston Property"). In this section, the term "Company" includes CNL Hotel C-Orlando Ltd. The Company acquired the land for $1,742,000 from Marriott International, Inc. The Company anticipates that the cost of development of the Courtyard Weston Property will be approximately $14,800,000. The Property will be leased to a subsidiary of the Company which will make an election after January 1, 2001 to be treated as a taxable REIT subsidiary under the Code and will be managed by Marriott International, Inc.

         Marriott International, Inc. will enter into an agreement with the tenant in which Marriott International, Inc. will advance and loan to the tenant any amounts needed to pay minimum rent under the lease (the "Liquidity Facility Agreement"). The Liquidity Facility Agreement will terminate on the earlier of the end of the third lease year or at such time as the net operating income from the Property exceeds minimum rent due under the lease by 25% for any trailing 12-month period. The maximum amount of the liquidity facility will be $1,650,000.

         In connection with the acquisition of the Courtyard Weston Property, CNL Hotel Development Company, a subsidiary of the Advisor, has entered into a development services agreement with CNL Hotel C-Orlando Ltd. As the developer of the Property, CNL Hotel Development Company will have financial and administrative control over the project and will act as CNL Hotel C-Orlando Ltd.'s agent in negotiations with architects, engineers and other service providers to the project, as well as in dealings with governmental authorities to obtain necessary permits and approvals. As compensation for its services under this agreement, CNL Hotel Development Company will receive a Development Fee, which has been approved by the Board of Directors, equal to four percent of the cost of development of the Courtyard Weston Property with incentive provisions that would permit CNL Hotel Development Company to receive up to an additional one percent if certain construction cost savings are achieved.

         On December 6, 2000, the Company entered into a revolving construction line of credit with a bank to be used by the Company to fund the land acquisition and the development of the Residence Inn SeaWorld Property and the Courtyard Weston Property, described below. The construction line of credit provides that the Company will be able to receive advances of up to $55,000,000 until November 8, 2003. Interest expense on each advance will be payable monthly, with all unpaid interest and principal due no later than three years from the date of the advance. Advances under the construction line of credit will bear interest at a rate per annum equal to 275 basis points above LIBOR. The loan will be secured by mortgages on the Residence Inn Buckhead (Lenox
Park), the Residence Inn Gwinnett Place, the Residence Inn SeaWorld and the Courtyard Weston Properties. In connection with the construction line of credit, the Company incurred a commitment fee, legal fees and closing costs of $275,000. As of December 22, 2000, the Company had obtained two advances totalling $5,142,000 relating to the construction line of credit.

         The Courtyard Weston Property, which is scheduled to open in the first quarter of 2002, is located in Weston, Florida. Once constructed, the Courtyard Weston is expected to include 174 guest rooms, two meeting rooms and two conference room suites, an outdoor swimming pool, an exercise room , a spa, a 76-seat restaurant and a lounge/library/bar area. There are currently no other lodging facilities located in proximity to the Courtyard Weston Property; however, three other hotel properties are planned and are expected to begin construction soon.

         The following updates information contained in the Form 10-Q filed with the Securities and Exchange Commission on November 13, 2000.

Western International Portfolio.

         In return for their respective investments, Five Arrows received a 51% common stock interest and the Company received a 49% common stock interest in Hotel Investors. Five Arrows received 48,337 shares of Hotel Investors' 8% Class A cumulative, preferred stock ("Class A Preferred Stock"), and the Company received 37,979 shares of Hotel Investors' 9.76% Class B cumulative, preferred stock ("Class B Preferred Stock"). In October 2000, Five Arrows, the Company and Hotel Investors entered into an agreement under which Hotel Investors agreed to redeem 2,104 shares of Class A Preferred Stock and an equivalent number of shares of common stock of Hotel Investors held by Five Arrows for $2,104,000. In addition, the Company purchased 7,563 shares of both Class A Preferred Stock and common stock of Hotel Investors from Five Arrows for $11,395,000. Hotel Investors agreed to redeem 1,653 shares of Class B Preferred Stock and an aggregate of 10,115 shares of common stock of Hotel Investors held by the
Company for $1,653,000. Five Arrows' remaining 38,670 shares of Class A Preferred Stock and the Company's 7,563 shares of Class A Preferred Stock were exchanged for an equivalent number of shares of Class E Preferred Stock, par value $0.01 ("Class E Preferred Stock"), of Hotel Investors. Upon the consummation of this transaction, the Company owned an interest of approximately 53% and Five Arrows owned an interest of approximately 47%, in the common stock of Hotel Investors. Pursuant to this agreement, the Company repurchased 65,285 Shares held by Five Arrows for an aggregate price of $620,207. Additionally, Five Arrows granted the Company the following options: (1) on or before January 31, 2001, the Company had the option to purchase 7,250 shares of Class E Preferred Stock and an equal number of shares of common stock of Hotel Investors held by Five Arrows for $1,000 per pair of Class E Preferred Stock and common stock of Hotel Investors, and (2) provided that the Company purchased all of the shares under the first option, the Company had the option, until June 30, 2001, to purchase 7,251 shares of Class E Preferred Stock and an equal number of shares of common stock of Hotel Investors for $1,000 for each pair. If the Company elected not to purchase the remaining shares under the first and/or second options, Five Arrows would have had the right, at certain defined dates, to exchange its shares in Hotel Investors for Common Stock of the Company at an exchange rate of 157.000609 Shares of the Company's Common Stock for each share of Class E Preferred Stock, subject to adjustment in the event of stock dividends, stock splits and certain other corporate actions by the Company. On December 22, 2000, the Company exercised the two options described above and as a result, the Company now owns an interest of approximately 72% and Five Arrows owns an interest of approximately 28%, in the common stock of Hotel Investors.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

                               CNL HOSPITALITY PROPERTIES, INC.


Dated:  January 4, 2001        By:       /s/ Robert A. Bourne
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                                        ROBERT A. BOURNE, President